EXHIBIT 99.1

Cenuco, Inc. to Become Ascendia Brands, Inc.

Monday January 9, 4:06 pm ET

LAWRENCEVILLE, N.J.--(BUSINESS WIRE)--Jan. 9, 2006--Cenuco, Inc. (AMEX:ICU - News) today announced plans to change its corporate name to Ascendia Brands, Inc.

Joseph A. Falsetti, Chairman and Chief Executive Officer of Cenuco, stated: “Cenuco begins 2006 as a fundamentally different company focused on further building the Company’s significant Health and Beauty Care platform through both organic growth and acquisition of national brands. To that end, we believe it is appropriate for our company to adopt a name that conveys the forward looking spirit of our transformed company and is not linked with a specific operating division or product-line. The decision to modify our corporate image is consistent with our commitment to increasing shareholder value through carefully-targeted premium brand acquisitions that complement our go to market strategy within the health and beauty care sector and existing product offerings while leveraging our extensive infrastructure”.

If approved by the company’s shareholders, the name change is expected to become effective within 60 days. The company will continue to use the Cenuco name in its wireless applications technology division.

About Cenuco

Cenuco, through its Lander division, is a leader in the value health and beauty care (HBC) products sector. The Lander brand is recognized as the largest specialty bath brand. LANDER essentials™ is Cenuco’s rapidly growing line of premium value bath and body products. In November 2005, Cenuco expanded its range of product offerings in the HBC market through the acquisition of a series of national brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, from Playtex Products, Inc. In addition, Cenuco is engaged in a wireless application technology business, primarily related to the transmission of secure and non-secured video onto cellular platforms, via proprietary technologies.

The company is headquartered in Lawrenceville, New Jersey and operates manufacturing and distribution facilities in Binghamton, New York and Toronto, Canada. Visit http://www.lander-hba.com and http://www.cenuco.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Contact:

Cenuco, Inc., Lawrenceville

Steven Bettinger, 609-219-0930